UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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☒           Soliciting Material Under Rule 14a-12

CRACKER BARREL OLD COUNTRY STORE, INC.
(Name of Registrant as Specified in Its Charter)

BIGLARI HOLDINGS INC. BIGLARI CAPITAL CORP. THE LION FUND, L.P. SARDAR BIGLARI
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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On September 1, 2011, Biglari Holdings Inc. delivered the following letter to the Board of Directors of Cracker Barrel Old Country Store, Inc.:

BIGLARI HOLDINGS INC.
175 EAST HOUSTON STREET, SUITE 1300
SAN ANTONIO, TEXAS 78205
TELEPHONE (210) 344-3400
FAX (210) 344-3411

SARDAR BIGLARI, CHAIRMAN

September 1, 2011

Mr. Michael A. Woodhouse
Chairman and CEO
Cracker Barrel Old Country Store, Inc.
P.O. Box 787
Hartmann Drive
Lebanon, Tennessee 37088

Dear Mike:

As of today, Biglari Holdings has submitted formal notice under Cracker Barrel’s Bylaws to nominate me to the Company’s Board of Directors at the upcoming annual meeting. We had wanted to avoid what would be a costly and distracting endeavor. Although we are the largest stockholder of Cracker Barrel with an ownership of 9.3% of the outstanding common stock — a multiple of the amount of stock owned by all the directors combined — you have been unwilling to address our concerns and unwilling to place us on the board. Not only did you not invite us, but you rejected the idea and then made an ersatz settlement offer so that others would perceive you as reasonable when in reality you have been unreasonable. In fact your offer was disingenuous. In your settlement offer you afforded us the opportunity to present names of individuals for consideration to the board…provided that these nominees were “unaffiliated with Biglari Holdings or any other restaurant company.”

Let’s contrast those stipulations to the three attributes that the Board laid out in the proxy statement regarding director qualifications that your Nominating and Corporate Governance Committee assesses when nominating directors at the Company’s annual meeting:

Leadership Experience.  We believe that directors with experience in significant leadership positions over a long period of time, especially chief executive officer positions, provide the Company with strategic thinking and multiple perspectives.

Financial Experience.  We believe that an understanding of finance and financial reporting processes is important for our directors.… In addition, accurate financial reporting and auditing are critical to our success and developing shareholder confidence in our reporting processes that are required by the U.S. federal securities laws.

Industry Experience.  As a company that relies upon the strength of our brand, we seek directors who are familiar with the restaurant and retail industries.

Let us attempt to reconcile the Board’s and your diametrically opposed statements on the requirements for board membership. The Board has decided and declared that the incoming directors should be conversant with the restaurant industry. On the other hand, your offer explicitly defined a telling restriction on prospective nominees that they be unaffiliated with “any other restaurant company.”  Either you are seeking directors retired from the restaurant industry who are under the age of 75 (per Cracker Barrel’s governance guidelines), or you are simply searching for excuses to avoid placing your largest stockholder on the Board and in the process contradicting yourself. After all, unlike all other directors on the Cracker Barrel Board, I am the only one who is a CEO of a NYSE-listed company (Leadership Experience), have an extensive professional investment record (Financial Experience), and have exhibited management and turnaround experience in the restaurant industry (Industry Experience). It would appear my qualifications do meet the Committee’s requirements and exceed those of any current member of the Board.

Yet the Board rejects us even though not a single one of its members has outlaid any considerable money in order to own substantial amounts of company stock; in other words, Board members have no real skin in the game. Their lack of ownership naturally explains why they’re spending our money on a proxy fight would not pain them. But it pains us because we are in effect paying over $9 for every $100 you spend. In fact, your actions prove to us that now is the hour to place real owners in the boardroom to deliver real value for all owners.

Sincerely,

/s/ Sardar Biglari

Sardar Biglari

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Biglari Holdings Inc., an Indiana corporation (“BH”), together with the other participants named herein, intends to make a preliminary filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and an accompanying proxy card to be used to solicit votes in connection with the solicitation of proxies for the election of individuals to the Board of Directors of Cracker Barrel Old Country Store, Inc. (the “Company”) at the 2011 annual meeting of shareholders of the Company.

BH ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.

The participants in the proxy solicitation are BH, Biglari Capital Corp., a Texas corporation (“BCC”), The Lion Fund, L.P., a Delaware limited partnership (“Lion Fund”), and Sardar Biglari (the “Participants”).

As of the close of business on September 1, 2011, BH owned directly 1,996,034 shares of Common Stock, constituting approximately 8.7% of the shares of Common Stock outstanding.  As of the close of business on September 1, 2011, the Lion Fund owned directly 140,100 Shares, constituting approximately 0.6% of the Shares outstanding.  As of the close of business on September 1, 2011, the Lion Fund owned directly 140,100 Shares, constituting approximately 0.6% of the Shares outstanding.  Sardar Biglari is the Chairman and Chief Executive Officer of BH and has investment discretion over the securities owned by BH.  By virtue of this relationship, Sardar Biglari may be deemed to beneficially own the Shares owned directly by BH.  BCC is the general partner of the Lion Fund.  BCC is a wholly-owned subsidiary of BH.  Sardar Biglari is the Chairman and Chief Executive Officer of each of BCC and BH and has investment discretion over the securities owned by the Lion Fund.  By virtue of these relationships, BCC, BH and Sardar Biglari may be deemed to beneficially own the Shares owned directly by the Lion Fund.